Exhibit 99.1

FOR IMMEDIATE RELEASE

MONDAY, NOVEMBER 6, 2006

JER INVESTORS TRUST INC. (NYSE: JRT) ANNOUNCES THIRD QUARTER 2006 RESULTS

McLean, VA - November 6, 2006: The following is being issued by JER Investors Trust Inc.:

Third Quarter Highlights:

•	Completed $249.4 million of new acquisitions consisting of three CMBS acquisitions totaling $153.4 million, prior to closing credits, and four real estate loan acquisitions totaling $96.0 million.

•	Net income of $8.3 million, or $0.32 per diluted share, for the three months ended September 30, 2006 on revenues of $17.9 million.

•	Declared third quarter dividend of $0.40 per share of common stock.

•	Entered into a new repurchase agreement facility providing borrowing capacity up to $250 million.

•	Expanded borrowing capacity under a previously existing repurchase agreement facility from $150 million to $300 million.

•	Completed pricing of $1.2 billion par value of collateralized debt obligations on September 27, 2006 and closed the transaction on October 17, 2006.

•	Total assets of $960.2 million at September 30, 2006 comprised of $727.5 million in commercial mortgage backed securities, $204.2 million in real estate loans, and $28.5 million in cash and other assets.

•	Book value per common share outstanding of $14.73 at September 30, 2006.

Summary of Results:

JER Investors Trust Inc. (the “Company”) reported net income for the three months ended September 30, 2006 of $8.3 million, an increase of 50.9%, compared to net income for the three months ended September 30, 2005 of $5.5 million. Earnings per share for the three months ended September 30, 2006 is $0.32 per diluted share compared to $0.23 per diluted share for the three months ended September 30, 2005.

The Company generated total revenues of $17.9 million during the three months ended September 30, 2006, compared to $15.2 million during the three months ended June 30, 2006. The increase in total revenues from the prior quarter of $2.7 million, or 17.8%, is primarily due to the increase in interest income from commercial mortgage backed securities (or “CMBS”) and real estate loan investments. Net income increased $0.6 million, or 7.8%, to $8.3 million for the three months ended September 30, 2006 compared to $7.7 million during the three months ended June 30, 2006. Earnings per share increased 6.7% from $0.30 per diluted share for the three months ended June 30, 2006 to $0.32 per diluted share for the three months ended September 30, 2006.

On October 31, 2006, the Company paid a cash dividend of $0.40 per share of common stock to shareholders of record on September 29, 2006, representing an 11.1% increase from the second quarter 2006 dividend of $0.36 per share of common stock. At September 30, 2006, the Company’s common equity book value per share was $14.73 compared to $14.82 at December 31, 2005.

Investment Activity:

During the quarter ended September 30, 2006, the Company completed $249.4 million of new acquisitions consisting of three CMBS acquisitions totaling $153.4 million, prior to closing credits, and four new real estate loan investment acquisitions totaling $96.0 million. The Company also received total principal repayments of $4.2 million related to one mezzanine loan investment. The Company financed the acquisitions with borrowing from existing repurchase agreement facilities. At September 30, 2006, $294.9 million was outstanding on the repurchase agreements at a weighted average borrowing rate of 6.2%. Securities and loans with a total fair value of $411.1 million were pledged under the repurchase agreements as of September 30, 2006.

Since raising our initial equity capital in June 2004, the Company has closed 34 investments, comprised of commercial real estate debt securities and loans totaling approximately $1.1 billion. In addition, the Company has sold assets or received principal payments on loan investments aggregating $181.4 million.

Liquidity and Financing Activity:

In September 2006, the Company entered into a new repurchase agreement providing borrowing capacity up to $250 million. At September 30, 2006, $50.8 million was outstanding under this repurchase agreement at a weighted average borrowing rate of 6.3%, secured by loans with a fair value of $68.7 million.

In September 2006, the Company increased the borrowing capacity under an existing repurchase agreement from $150 million to $300 million. At September 30, 2006, $244.1 million was outstanding under this repurchase agreement at a weighted average borrowing rate of 6.2%, secured by CMBS investments with a fair value of $342.4 million.

On September 27, 2006, the Company priced its second collateralized debt obligation transaction (“CDO II”), which subsequently closed on October 17, 2006, generating gross proceeds of approximately $708.3 million before expenses and fees, a portion of which was used to pay down $294.9 million in outstanding debt under the two repurchase agreements. In connection with the pricing of CDO II and with respect to other existing and forecasted indebtedness, the Company directly and indirectly entered into two swap agreements to mitigate interest rate risks associated with floating rate liabilities.

Conference Call & Webcast:

Management will host an earnings conference call on Monday, November 6, 2006 at 11:00 A.M. eastern standard time. A copy of the earnings release will be posted to the Investor Resources section of the JER Investors Trust Inc. website provided below. All interested parties are welcome to participate on the live call. You can access the conference call by dialing (866) 356-4441 (from within the U.S.) or (617) 597-5396 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “61204592.”

A webcast of the conference call will be available to the public on a listen-only basis at www.jer.com. A replay of the earnings call will be available until November 27, 2006 by dialing (888) 286-8010 (from within the U.S.) or (617) 801-6888 (from outside of the U.S.); please reference access code “45596593.”

About JER Investors Trust Inc.

JER Investors Trust Inc. is a New York Stock Exchange listed specialty finance company that originates and acquires commercial real estate structured finance products. The Company’s target investments include commercial mortgage backed securities, mezzanine loans and B-Note participations in mortgage loans, commercial mortgage loans and net leased real estate investments. JER Investors Trust Inc. is organized and conducts its operations so as to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. For more information regarding JER Investors Trust Inc. and to be added to our e-mail distribution list, please visit www.jer.com.

Forward-Looking Statements:

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. JER Investors Trust can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from JER Investors Trust’s expectations include, but are not limited to, changes in the real estate and bond markets, our continued ability to source new investments, and other risks detailed from time to time in JER Investors Trust’s SEC reports. Such forward-looking statements speak only as of the date of this press release. JER Investors Trust expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in JER Investors Trust’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

CONTACTS:

Dave Sturtevant, ROI: (703) 813-5643, ext. 243

Tae-Sik Yoon, Chief Financial Officer, JER Investors Trust Inc.: (703) 714-8094

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30, 2006	December 31, 2005
	(unaudited)
ASSETS
Cash and cash equivalents	$15,181	$151,706
Restricted cash	65	108
CMBS, at fair value	727,515	416,864
Real estate loans	204,186	81,696
Accrued interest receivable	6,574	4,011
Due from affiliate	121	—
Interest rate swap agreements, at fair value	1,466	—
Other assets	5,067	4,791

Total Assets	$960,175	$659,176

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$294,931	$—
Notes payable	266,255	266,255
Interest rate swap agreements, at fair value	—	646
Accounts payable and accrued expenses	1,474	486
Interest rate swap termination liability	6,113	—
Dividends payable	10,291	8,477
Due to affiliate	706	1,550
Other liabilities	1,086	1,192

Total Liabilities	580,856	278,606

Stockholders’ Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 25,757,035 and 25,687,035 shares issued and outstanding, respectively	258	257
Additional paid-in capital	391,796	391,553
Cumulative dividends paid/declared	(50,727)	(22,698)
Cumulative earnings	36,143	13,661
Accumulated other comprehensive income (loss)	1,849	(2,203)

Total Stockholders’ Equity	379,319	380,570

Total Liabilities and Stockholders’ Equity	$960,175	$659,176

JER INVESTORS TRUST INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	For Three Months Ended September 30,		For Nine Months Ended September 30,
	2006	2005	2006	2005
REVENUES
Interest income from CMBS	$13,731	$6,534	$33,931	$15,664
Interest income from real estate loans	3,992	3,436	10,169	7,923
Interest income from cash and cash equivalents	160	53	3,095	76

Total Revenues	17,883	10,023	47,195	23,663

EXPENSES
Interest expense	5,474	780	13,361	3,307
Management fees	1,906	1,890	5,742	3,682
General and administrative	2,127	1,213	5,265	3,325

Total Expenses	9,507	3,883	24,368	10,314

INCOME BEFORE OTHER GAINS (LOSSES)	8,376	6,140	22,827	13,349

OTHER GAINS (LOSSES)
Loss on sales of assets, net	—	(690)	—	(821)
Loss on impairment of assets	(35)	—	(345)	—
Unrealized gain due to hedge ineffectiveness	—	8	—	8

NET INCOME	$8,341	$5,458	$22,482	$12,536

Net earnings per share:
Basic	$0.32	$0.23	$0.88	$0.80

Diluted	$0.32	$0.23	$0.88	$0.80

Weighted average shares of common stock outstanding:
Basic	25,687,905	23,254,067	25,684,471	15,575,749

Diluted	25,700,168	23,254,139	25,691,644	15,575,821

Dividends declared per common share	$0.40	$0.60	$1.09	$0.85